Exhibit 23.3       Consent of Robert Sharma, Professional Engineer

ROBERT SHARMA

725 Hibiscus Road
Suva, Fiji

To:           United States Securities and Exchange Commission

I, Robert Sharma, Professional Engineer, do hereby consent to the filing, with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Levuka Property” dated June 3, 2007 (the “Technical Report”), and to the written disclosure of the Technical Report and the extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or an Annual Information Form of Qele Resources Inc.

I hereby consent to the inclusion of my name as an expert in Qele Resources Inc. Form SB-2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2, other offering documents, or an Annual Information Form of Qele Resources Inc.

Dated:    June 10, 2007

ROBERT SHARMA                                                                                                [Seal of Stamp of Qualified Person]

Robert Sharma